                                  Exhibit 10(p)
                                  -------------

            Letter Agreement between the Registrant and Jean H. Mordo

December 23, 1996




Jean Mordo
50 Woodford Hills Dr.
Avon, CT  06001

Dear Jean:

I'm pleased to extend an offer of employment as Executive Vice President and Chief Financial Officer of The Scotts Company, reporting to me. As we have discussed, reporting to you will be the Treasurer, Controller, Management Information Systems, Corporate Communications and associated staff. You will also have a close association with the Human Resources unit.

Base Salary and Executive Incentive Plan
----------------------------------------

Your initial annual base salary is $295,000 with a target bonus under the Executive Incentive Plan of 40% of salary. Your fiscal 1997 bonus will be guaranteed at $100,000 and you will be eligible for the full year bonus opportunity (i.e. no "proration" based on your January start).

Stock Options
-------------

In addition, as a key member of the Executive Team, your initial grant of stock options is 150,000 which will be priced at the closing "asked" price on the day you officially join the company. These stock options will vest: 50,000 upon joining the company, 50,000 after your first year, and 50,000 after two years of employment. You will receive a separate option agreement.

Relocation
----------

On an exception basis, we have agreed to pay you a "sign on bonus" of $70,000 to cover all relocation costs associated with departure from your Connecticut home. Separately, you will be covered under Scotts Relocation Policy for your move to the Columbus area. A copy of the relocation policy is enclosed. We utilize PHH Relocation Services for relocation.

Jean Mordo
December 23, 1996
Page 2




Car Allowance
-------------

Scotts provides its executives with a car allowance of $7,000/year (this will be reviewed in 1997). In accordance with IRS regulations, the value of this car allowance will be reflected in your W-2. It is our understanding that you may deduct that part of this value which is for business purposes.

Personal Financial Planning
---------------------------

Personal financial planning is also provided through Ayco Corporation. The value of this confidential service is similarly added to your W-2. Some or all of this value may be tax deductible.

Termination
-----------

If your employment is terminated by the Company without Cause, as a result of your death or Disability, or as a result of a Change of Control, the Company shall pay you (i) your full base salary at the annual base rate in effect immediately prior to the Date of Termination for a period of twenty-four (24) months after the Date of Termination and (ii) incentive compensation for a period of twenty-four (24) months after the Date of Termination equal to the greater of your target percentage in effect at the Date of Termination or the amount of your last actual bonus. If your employment is terminated during the Company's 1997 fiscal year for any reason which would entitle you to receive the payments provided for in the immediately preceding sentence, the amount of incentive compensation which you shall be deemed to have earned in fiscal 1997 for the purpose of calculating the payments owed to you upon termination shall be the sum of $100,000.

Starting Date
-------------

This letter assumes you will take up your new duties in January, employed on a "consultant basis;" and you will then become an "employee" beginning March 1, 1997.

Benefit Programs
----------------

You are eligible for inclusion in Scotts benefit programs which are outlined in the Association Information Guide. Specific booklets describing the following benefits are included with this letter: Medical Coverage, Dental Coverage, Profit Sharing, Pension, Group Universal Life, Long Term Disability Coverage and Supplemental Long Term Disability Coverage. The Scotts medical plan contains a pre-existing condition clause which does not cover for any condition on which treatment was provided during the three months preceding employment. This restriction becomes inoperative at the earlier of a period of three consecutive months without treatment or 12 months of employment.

Jean Mordo
December 23, 1996
Page 3




This offer is contingent upon satisfactory completion of the mandatory drug screen required of all Scott associates, which can be completed after your arrival.

                          *             *             *

Jean, I and the Company take great pleasure in extending you this offer. Your addition to the company will solidify our team effort to drive the business forward. As a key player in our executive team, all of us at Scotts will extend our resources in support of your efforts. We truly look forward to your joining the Scotts family.

Sincerely,

/s/ Charles M. Berger

Charles M. Berger
Chairman, President and
Chief Executive Officer

Enclosures



ACCEPTANCE:

        /s/  Jean H. Mordo                                   12/25/96
------------------------------------                      --------------
        Jean Mordo                                             Date

December 23, 1996




Jean Mordo
50 Woodford Hills Dr.
Avon, CT  06001

Dear Jean:

This letter is to confirm your acceptance of our employment offer for the position of Executive Vice President and Chief Financial Officer.

As we have agreed, you will begin working for Scotts effective January 1, 1997 as a consultant for the month of January and February at the rate of $28,270 per month. On March 1, 1997 you will officially become an employee of The Scotts Company and will be covered under Scotts benefits.

Jean, I look forward to working with you and am confident that you will make significant contributions to The Scotts Company.

Best wishes to you and Barbara for a joyous holiday season.

Sincerely,

/s/  Charles M. Berger

Charles M. Berger
Chairman, President and
Chief Executive Officer

CMB/cls